Exhibit 99B

Conference Call Script

4th Quarter - Fiscal 2002

Tom Patrick: Thank you and good morning. I'm Tom Patrick, chairman, president and CEO of Peoples Energy. With me today are Tom Nardi, Senior Vice President and Chief Financial Officer, and Mary Ann Wall, our Manager of Investor Relations.

Before we begin, let me remind you that throughout this conference call, we will be making some forward-looking statements such as business plans and expectations for future development and earnings growth. Actual results could differ materially from such expectations because of changing business conditions and other uncertainties, some of which are listed in the written materials provided to you or in the company's SEC filings.

I'll begin today's conference call with some introductory remarks, and Tom Nardi will follow up with a review of our fourth quarter and fiscal 2002 results. We'll also comment on our expectations for 2003, and then we'll open the line for questions.

Let me first recap this morning's earnings release; before special items in both years, Peoples Energy reported fiscal 2002 net income of $99.3 million or $2.80 per diluted share compared with $111.6 million or $3.15 per diluted share in fiscal 2001. Results were in line with our expectations that we previously communicated.

Fiscal year results declined primarily due to three factors -- the negative impact of unusually warm weather, lower pension credits, and lower equity investment income.

Despite lower earnings, Peoples did have several positives in 2002 that I would like to recap:

  We enhanced both our utility and non-utility operations and strengthened our balance sheet.
  We continued to make progress reducing both capital and operating costs within our core Gas Distribution business.
  In our Power Generation business, we successfully brought the Southeast Chicago Energy Project on line in partnership with Exelon and successfully secured all major permits for our New Mexico site.
  Our Midstream business emerged unscathed from the Enron bankruptcy and achieved record results from its Peoples Gas hub.
  Our Oil and Gas business continued to grow both production and reserves and achieved a 91% drilling success rate for the year following a 90% success rate in 2001.
  Our retail energy business became profitable for the first time and is well positioned to maintain profitability.
  I would also like to note that we reduced debt from 61% to 54% of capitalization during the course of the year. We were disappointed that the rating agencies in September downgraded the debt of Peoples Energy and its utility affiliates. However, this was not surprising considering the current industry and financial markets environment, and we are confident that our still strong A rating gives us ready access to the capital markets. In addition, we continue to generate strong cash flows and maintain excellent short-term liquidity.
  Finally, we raised our dividend to $2.08 per share, and remain committed to paying a solid and growing dividend.

To summarize, despite an extremely warm winter, economic recession and turmoil in energy and financial markets, we strengthened the fundamentals of our businesses and our balance sheet, improved the quality of our earnings, generated strong cash flow and reduced our risk profile. Our primary focus continues to be on the Gas Distribution business, which represents about 80% of our assets. Our diversified energy businesses complement this core utility business by providing an element of growth within carefully managed risk limits.

Tom Nardi will now review our financial performance in more detail.

Tom Nardi: Thanks Tom.

In the fourth quarter, Peoples earned $1.7 million or $.05 per diluted share, basically unchanged from the same period a year-ago. Lower Gas Distribution income and lower equity investment results were offset by higher operating income contributions from our diversified energy businesses as well as lower interest expense. Fourth quarter gas distribution results were adversely affected by a $5.6 million decrease in pension credits compared with the year-ago period. Our pension plans continue to be well funded ($485 million assets compared to $410 million PBO liability at June 30, 2002), but poor stock market returns and falling interest rates over the past two years have led to much lower pension credits. This is a non-cash item, but still a major negative when comparing earnings for both the quarter and the fiscal year.

For the full fiscal year, results were lower mainly due to the impact of much warmer weather, lower pension credits and lower equity investment income from EnerVest and enovate. Weather was 16% warmer than last year and pension credits decreased $21 million. Weather insurance helped offset about $9 million of the weather effect, but the net negative impact was still about 40 cents per share year to year. The impact of the lower pension credits amounted to about 35 cents per share. That's a total of about 75 cents per share for these two items.

Despite these two large negatives totaling about $45 million, Gas distribution operating income declined only $17.4 million for the year. Helping to offset much of this decline were higher normalized deliveries, and lower operating costs.

Let me now turn to the results of our diversified energy businesses.

  In our Power Generation business, fourth quarter results improved $3.3 million while fiscal 2002 income decreased due solely to the inclusion in 2002 results of interest expense related to the Elwood plant. Both 2002 periods benefited from site-development income related to the Southeast Chicago Energy project, which became operational in July.
  In our Midstream business, the Peoples Gas Hub had a record quarter helping to boost the current period's results by over 40% compared to 2001. For the fiscal year, Hub results nearly doubled compared to 2001. However, as we expected, overall income for this segment decreased due to unusually strong 2001 results that benefited from a period of extraordinary natural gas price volatility.
  Retail Energy Services reported its first year of profits in fiscal 2002 - earning $1.5 million of operating income compared with a loss of $3.0 million last year, a significant improvement for this business. Fourth quarter income improved $2.4 million over last year. Both periods improvement was primarily due to higher gas and electric margins.
  Operating and equity investment income from Oil and Gas Production decreased for both the quarter and fiscal 2002. Results in both periods were negatively impacted by lower equity investment income from EnerVest. We continue to monitor EnerVest's plan to close out this investment through the sales of its properties. Several sales were completed in the fourth quarter, in line with expectations. Lower revenues and higher operating costs also negatively impacted fourth quarter results. Excluding the impact of losses from the EnerVest partnership, operating income for the fiscal year improved mainly due to higher production and the gain on the settlement of hedges formerly in place with Enron, partially offset by lower prices. For the fiscal year, production increased 21% to 53 Mcfe/day while average realized natural gas prices decreased 5% to $3.11 per Mcf.
  Year-end reserves grew to 134 Bcfe, up 4% from last year end and our 2002 reserve replacement ratio was about 150%.
  The company has gas hedges in place covering about 70% of our expected production for fiscal 2003 at a weighted average floor price of $3.35 per MMBTU and a weighted average ceiling price of $3.87 per MMBTU. Oil hedges represent approximately 70% of expected production for 2003 at an average price of $20.82 per BBL.

That concludes my discussion of operating results.

Other income decreased $5.6 million in fiscal 2002, while interest expense declined $15.6 million due to lower utility short-term debt and lower interest rates.

From a balance sheet standpoint, we've made real progress -- our numbers are much stronger than a year ago. Total debt is down by $300 million and as a result, our total debt to capital ratio has improved to 54% from 61% last year and our funds from operations to interest coverage ratio improved to 5.9X from 2.8X last year.

Let me now discuss our accounts receivable position at year end. During the fourth quarter, receivable balances declined about $65 million or 28% compared with June 30 balances. Billings, collections and net charge offs were in line with expectations and our reserve for uncollectibles at Sept 30 was $32 million, or 19.4% of receivables; this is up from 15.7% at June 30 and 15.7% at September 30, 2001. Over the past 18 months, we have reduced these balances by more than $500 million.

In addition, our utility businesses have hedged approximately 60% of their normal winter 2003 purchases at an average NYMEX price of $3.68 per MMBTU. This new hedging program will help mitigate the impact of high natural gas commodity prices on customer's bills.

Based on our current analysis, we believe the reserve for uncollectibles is adequate. However, the reserve requirement remains an estimate and could require further adjustment depending on the success of ongoing credit and collection activities.

Turning to fiscal 2003, our earnings per share outlook continues to be in the $2.70 to $2.80 per share range. 2003 results will be negatively impacted by 35 to 40 cents of lower pension credits. Also, Section 29 tax credits are due to expire, and that would reduce our earnings by about 8 to 10 cents per share. Finally several nonrecurring items boosted 2002 results affecting the earnings comparison by about 20 cents per share. All told, these add up to about 60 to 70 cents per share in negative impacts when comparing 2003 with 2002 results.

On the positive side, return to normal weather should add about 25 to 30 cents per share. We also expect about 15 to 20 cents improvement from ongoing operations, driven by a full year of operations of the Southeast Chicago Energy Project, increased oil and gas production and further improvement in our Gas Distribution business. In addition, we expect about 10 to 15 cents per share from anticipated capital investments in the Power Generation and Oil and Gas business units.

Now, I will turn the call over to Tom Patrick.

Tom Patrick: Thanks Tom. As Tom Nardi has just indicated, we're looking forward to a solid year in 2003, with improved operating results and growth in our businesses. Our outstanding gas distribution franchise remains at the core, with measured growth expected from our diversified energy business units. Our value proposition to investors is based on consistent, low-risk growth, a steadily increasing dividend with an attractive yield, a strong balance sheet, and a strategic location on the interstate pipeline grid. Beyond these key attributes, we also offer earnings transparency and clarity as well as an experienced and proven management team. In sum, Peoples Energy will continue to offer a good value to investors.

Now we would be pleased to take your questions.

Response of Mr. Thomas Patrick, Chairman, President and Chief Executive Officer of Peoples Energy Corporation to a question asked at the Company's earnings conference call:

  Total capital expenditures for the oil and gas segment of the Company's business for fiscal 2003 are expected to be $80 million, of which $50 million is expected to be for acquisitions and $30 million is expected to be for drilling.
  Approximately half of the oil and gas segment's production growth is organically generated production growth.
  Year-end reserves were approximately 134.5 bcf at the end of fiscal 2002.
  In fiscal 2002 the Company spent $46 million for its oil and gas business segment, of which $10.5 million to $11 million was for acquisition and the balance was for drilling.